EXHIBIT 99.1

                     BION ENVIRONMENTAL TECHNOLOGIES, INC.

Bion Gives Kreider Farm Project Update

March 15, 2011. New York, New York. Bion Environmental Technologies, Inc. (OTC BB and OTCQB: BNET) announced today that construction of its initial Kreider Farm Project has proceeded on schedule and will be largely completed by the end of the month. The project is now transitioning into the equipment testing/shakedown stage.

Bion's technical personnel and engineers are now working with Primus Engineering, the Project's General Contractor, to establish operational protocols and ensure a smooth transition to full operations. Based on the early startup of the bioreactor in January, Bion estimates it will take only an additional 90 days to fully stabilize the system biology to reach initial system startup efficiencies. At that time, monitoring and testing to verify the nitrogen and phosphorus credits (already certified under Pennsylvania's nutrient credit trading program) will commence. Bion anticipates that over the next year the system performance will continue to improve beyond its initial startup efficiencies.

Construction photos taken at Kreider have been posted periodically and can be viewed on the Bion PA website at www.bionpa.com/photos.

             ______________________________________________________

About Bion: Bion Environmental Technologies has provided environmental treatment solutions to the agriculture and livestock industry since 1990. Bion's patented next-generation technology provides a unique comprehensive treatment of livestock waste that achieves substantial reductions in nitrogen and phosphorus, ammonia, greenhouse and other gases, as well as pathogens, hormones, herbicides and pesticides. Bion's process simultaneously recovers cellulosic biomass from the waste stream to produce renewable energy.

Bion's technology enables development of large scale livestock facilities in strategic locations that provide greater efficiencies and dramatically reduced transportation costs but were previously impracticable due to their environmental impact. These environmentally-responsible, large scale facilities can be integrated with existing or new food processing and renewable energy production operations to substantially reduce risk and improve the economics of all partners. For more information, see Bion's websites: www.biontech.com and www.bionpa.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the word 'expect', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact information:

Mark A. Smith                               Craig Scott
President                                   Vice President-Capital Markets/IR
719-256-5329                                303-843-6191 direct